Registration No. 333-
As filed with the Securities and Exchange Commission on June 8, 2010

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
________________________

STEWARDSHIP FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)
New Jersey	22-3351447

(State or other jurisdiction	(I.R.S. employer
of incorporation or organization)	identification number)
630 Godwin Avenue, Midland Park, New Jersey  07432
(Address of principal executive offices; zip code)
________________________

Stewardship Financial Corporation
2010 Stock Incentive Plan
(Full title of the plan)

Paul Van Ostenbridge
    President and Chief Executive Officer
Stewardship Financial Corporation
630 Godwin Avenue, Midland Park, New Jersey 07432
(201) 444-7100
(Name, address and telephone number,
including area code, of agent for service)

Copy to:
Michele F. Vaillant, Esq.
McCarter & English, LLP
Four Gateway Center
100 Mulberry Street
Newark, New Jersey  07102
(973) 622-4444
________________________
 Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ( )	Accelerated filer ( )
Non-accelerated filer ( ) (Do not check if a smaller reporting company)	Smaller reporting company ( X )

Calculation of Registration Fee
Title of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, no par value (1)	200,000 shares	(1)	$8.87	$1,744,000	$127
(1)  This Registration Statement also relates to such additional indeterminate number of shares of Common Stock of the Registrant as may be issuable from time to time as a result of stock splits, stock dividends or similar transactions as described in the 2010 Stock Incentive Plan.

(2 Pursuant to Rule 457 of the Securities Act of 1933, the proposed maximum offering price per share is estimated solely for the purpose of computing the registration fee and is based on the average of the high and low sale prices of the Common Stock as reported on the NASDAQ Capital Market on June 3, 2010.

INTRODUCTION

This Registration Statement on Form S-8 is filed with the Securities and Exchange Commission (the “Commission”) by Stewardship Financial Corporation, a New Jersey corporation (the “Registrant”), relating to the registration of 200,000 shares (the “Shares”) of Registrant’s Common Stock, no par value per share (the “Common Stock”), to be offered under the Stewardship Financial Corporation 2010 Stock Incentive Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1) promulgated under the Securities Act of 1934, as amended (the “Securities Act”).  Such documents need not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The Commission allows us to “incorporate by reference” information into this Registration Statement.  This means that we can disclose important information to you by referring you to another document filed by us with the Commission.  The information we incorporate by reference is considered to be part of this Registration Statement and will automatically be updated and superseded by information that we later file with the Commission.  Any such information so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.  We hereby incorporate by reference all future documents that we file with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.  In addition, we also incorporate by reference the documents listed below, except to the extent information in those documents is different from the information contained in this Registration Statement:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009; and

(b)
the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010 and the Registrant’s Current Reports on Form 8-K filed with the Commission on each of May 4 and May 19, 2010; and

(c)	the “Description of Registrant’s Securities to be Registered” contained in the Registrant’s Registration Statement on Form 8-B, as filed with the Commission on December 10, 1996.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Subsection (2) of Section 3-5, Title 14A of the New Jersey Business Corporation Act (the “NJBCA”) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a corporate agent (i.e., a director, officer, employee or agent of the corporation or a person serving at the request of the corporation as a director, officer, trustee, employee or agent of another corporation or enterprise), against reasonable costs (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

Subsection (3) of Section 3-5 of the NJBCA empowers a corporation to indemnify a corporate agent against reasonable costs (including attorneys’ fees) incurred by him in connection with any proceeding by or in the right of the corporation to procure a judgment in its favor which involves such corporate agent by reason of the fact that he is or was a corporate agent if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Superior Court of New Jersey or the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Subsection (4) of Section 3-5 of the NJBCA provides that to the extent that a corporate agent has been successful in the defense of any action, suit or proceeding referred to in subsections (2) and (3) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) incurred by him in connection therewith.

Subsection (5) of Section 3-5 of the NJBCA provides that a corporation may indemnify a corporate agent in a specific case if it is determined that indemnification is proper because the corporate agent met the applicable standard of conduct, and such determination is made by any of the following: (a) the board of directors or a committee thereof, acting by a majority vote of a quorum consisting of disinterested directors; (b) independent legal counsel, if there is no quorum of disinterested directors or if the disinterested directors empowers counsel to make the determination; or (c) the shareholders.

Subsection (8) of Section 3-5 of the NJBCA provides that the indemnification provisions in the law shall not exclude any other rights to indemnification that a director or officer may be entitled to under a provision of the certificate of incorporation, a by-law, an agreement, a vote of shareholders, or otherwise. That subsection explicitly permits indemnification for liabilities and expenses incurred in proceedings brought by or in the right of the corporation (derivative proceedings). The only limitation on indemnification of directors and officers imposed by that subsection is that a corporation may not indemnify a director or officer if a judgment has established that the director’s or officer’s acts or omissions were a breach of his or her duty of loyalty, not in good faith, involved a knowing violation of the law, or resulted in receipt of an improper personal benefit.

Subsection (9) of Section 3-5 of the NJBCA provides that a corporation is empowered to purchase and maintain insurance on behalf of a director or officer against any expenses or liabilities incurred in any proceeding by reason of that person being or having been a director or officer, whether or not the corporation would have the power to indemnify that person against expenses and liabilities under other provisions of the law.

Article VII of the Registrant’s Restated Certificate of Incorporation provides that a director or officer of the Registrant shall not be personally liable to the Registrant or its shareholders for damages for breach of any duty owed to the Registrant or its shareholders provided that the a director or officer shall not be relieved from liability for any breach of duty based upon an act or omission (i) in breach of such person’s duty of loyalty to the Registrant or its shareholders, (ii) not in good faith or involving a knowing violation of law, or (iii) resulting in receipt by such person of an improper personal benefit.  Article VII further provides that, if the NJBCA is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer or both of the Registrant shall be eliminated or limited to the fullest extent permitted under the NJBCA as so amended.

Article VII of the Registrant’s Restated Certificate of Incorporation requires the Registrant to indemnify its officers, directors, employees and agents and former officers, directors, employees and agents, and any other persons serving at the request of the Registrant as an officer, director, employee or agent of another corporation, association, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees, judgments, fines and amounts paid in settlement) incurred in connection with any pending or threatened action, suit, or proceeding, whether civil, criminal, administrative or investigative, with respect to which such officer, director, employee, agent or other person is a party, or is threatened to be made a party, to the full extent permitted by the NJBCA.

The Registrant’s Restated Certificate of Incorporation also provides that the Registrant may purchase and maintain insurance on behalf of any person or persons enumerated in Article VII thereof against any liability asserted against or incurred by such person or persons arising out of their status as corporate directors, officers, employees, or agents whether or not the Registrant would have the power to indemnify them against such liability under the provisions of such article.

With respect to possible indemnification of officers, directors, employees and agents of the Registrant for liabilities arising under the Securities Act, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.  Exemption from Registration Claimed.

Not Applicable.

Item 8.  Exhibits.

The following exhibits are filed with this Registration Statement:

Exhibit Number	Description of Exhibit

4.1
Provisions of the Certificate of Incorporation of the Registrant, that define the rights of the security holders of the Registrant (incorporated by reference to Exhibit 3(i) to Registration Statement No. 000-21855 on Form 8-B).

4.2	2010 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K filed on May 19, 2010).
5.1	Opinion of McCarter & English, LLP as to the legality of the securities to be issued.
23.1	Consent of McCarter & English, LLP (included in the opinion filed as Exhibit 5.1).
23.2	Consent of Independent Registered Public Accounting Firm.
24.1	Power of Attorney (included on the Signature Page of this Registration Statement).

Item 9. Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15 (d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certified that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Midland Park, New Jersey, on June 8, 2010.

STEWARDSHIP FINANCIAL CORPORATION

By:	/s/ Paul Van Ostenbridge
Paul Van Ostenbridge,
President and Chief Executive Officer
(Principal Executive Officer)

KNOW BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul Van Ostenbridge and Claire M. Chadwick, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Paul Van Ostenbridge Paul Van Ostenbridge	President, Chief Executive Officer and Director (Principal Executive Officer)	June 8, 2010
/s/ Claire M. Chadwick Claire M. Chadwick	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 8, 2010
/s/ Richard W. Culp Richard W. Culp	Director	June 8, 2010
/s/ Harold Dyer Harold Dyer	Director	June 8, 2010
/s/ William C. Hanse William C. Hanse	Director and Chairman of the Board	June 8, 2010

/s/ Margo Lane Margo Lane	Director	June 8, 2010
/s/ Arie Leegwater Arie Leegwater	Director	June 8, 2010
/s/ John L. Steen John L. Steen	Director	June 8, 2010
/s/ Robert J. Turner Robert J. Turner	Secretary and Director	June 8, 2010
/s/ William J. Vander Eems William J. Vander Eems	Director	June 8, 2010
/s/ Michael Westra Michael Westra	Director and Vice Chairman of the Board	June 8, 2010
/s/ Howard Yeaton Howard Yeaton	Director	June 8, 2010

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1
Provisions of the Certificate of Incorporation of the Registrant, that define the rights of the security holders of the Registrant (incorporated by reference to Exhibit 3(i) to Registration Statement No. 000-21855 on Form 8-B).

4.2	2010 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K filed on May 19, 2010).
5.1	Opinion of McCarter & English, LLP as to the legality of the securities to be issued.
23.1	Consent of McCarter & English, LLP (included in the opinion filed as Exhibit 5.1)
23.2	Consent of Independent Registered Public Accounting Firm.
24.1	Power of Attorney (included on the Signature Page of this Registration Statement).